Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271951

Prospectus Supplement No. 10 to Prospectus dated November 13, 2023

Signing Day Sports, Inc.

Up to 2,214,548 shares of Common Stock

This Prospectus Supplement No. 10 (“Prospectus Supplement No. 10”) relates to the Prospectus of Signing Day Sports, Inc. (the “Registrant,” “we,” “us,” or “our”), dated November 13, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2023 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, relating to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 24, 2023 (File No. 333-271951). Capitalized terms used in this Prospectus Supplement No. 10 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 10 is being filed to include the information set forth in our Current Report on Form 8-K filed with the SEC on March 11, 2024.

This Prospectus Supplement No. 10 should be read in conjunction with the Prospectus, and also in conjunction with Prospectus Supplement No. 1 filed with the SEC on November 30, 2023, Prospectus Supplement No. 2 filed with the SEC on December 8, 2023, Prospectus Supplement No. 3 filed with the SEC on December 15, 2023, Prospectus Supplement No. 4 filed with the SEC on January 2, 2024, Prospectus Supplement No. 5 filed with the SEC on January 8, 2024, Prospectus Supplement No. 6 filed with the SEC on January 29, 2024, Prospectus Supplement No. 7 filed with the SEC on February 15, 2024, Prospectus Supplement No. 8 filed with the SEC on February 29, 2024, and Prospectus Supplement No. 9 filed with the SEC on March 6, 2024 (the “Prior Supplements”), and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our shares of common stock are traded under the symbol “SGN” on NYSE American LLC (“NYSE American”). On March 11, 2024, the last reported sale price of our common stock on NYSE American was $0.439.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 10 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is March 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2024, Signing Day Sports, a Delaware corporation (the “Company”), entered into Amendment No. 1 to Strategic Alliance Agreement (the “Amendment to the Strategic Alliance Agreement”) with SAJE Enterprises LLC (DBA Elite Development Program Soccer), a New Jersey limited liability company (“EDP”). Pursuant to the Amendment to the Strategic Alliance Agreement, effective March 8, 2024, the Strategic Alliance Agreement, dated as of October 20, 2023, between the Company and EDP (the “Strategic Alliance Agreement”), was amended as follows: (1) The date of the commencement of the initial term was amended from October 20, 2023 to March 1, 2024; (2) The payment by the Company to EDP of $75,000 on each of January 1, 2024, January 1, 2025, and January 1, 2026 to ensure that EDP has sufficient dedicated staff and resources to perform its obligations under the Strategic Alliance Agreement must instead be made on or before each of March 1, 2024, March 1, 2025, and March 1, 2026, respectively; (3) The discounted subscription fee for a one-year subscription license to the Company’s platform that will be required to be presented by EDP for all of its clubs, teams, and coaches to be directly offered and presented to their individual age-appropriate players or their families was amended from $125 to $175, and each club’s option to charge EDP Referrals (as defined in the Strategic Alliance Agreement) up to $124.99 will be in addition to such amended discounted fee; and (4) The provision requiring EDP to remit $125.00 to the Company for each sale of a subscription to the Company’s platform to an EDP Referral during the prior month within seven days following each month end was deleted and replaced with a provision requiring that the Company remit $50.00 to EDP for each sale of a subscription to the Company’s platform to an EDP Referral during the prior month within 90 days following each month end.

The foregoing summary of the terms and conditions of the Amendment to the Strategic Alliance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment to the Strategic Alliance Agreement, which is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Amendment No. 1 to Strategic Alliance Agreement, dated as of March 8, 2024, between Signing Day Sports, Inc. and SAJE Enterprises LLC (DBA Elite Development Program Soccer)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2024	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

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